Exhibit 99.1

Starbucks Delivers Record Q1 Revenues and EPS
Strong Holiday Performance Drives 9% Comp Growth in the U.S. and Americas, 8% Globally; Global Traffic up 4%
Consolidated Net Revenues Rise 12% to a Record $5.4 Billion; Channel Development Revenues Jump 16%
Consolidated Operating Income up 16% to a Record $1.1 Billion; GAAP EPS of $0.46; Non-GAAP EPS up 15% to a Record $0.46
Dollars Loaded on Starbucks Cards Increase 18% to a Record $1.9 Billion

SEATTLE; January 21, 2016 – Starbucks Corporation (NASDAQ: SBUX) today reported financial results for its 13-week fiscal first quarter ended December 27, 2015. Fiscal 2016 and fiscal 2015 GAAP results include items which are excluded from non-GAAP results. Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

Q1 Fiscal 2016 Highlights:

•	Global comparable store sales increased 8%, including a 4% increase in traffic

◦	Americas comp store sales increased 9%, including a 4% increase in traffic

◦	China/Asia Pacific comp store sales increased 5%, driven by a 4% increase in traffic

◦	EMEA comp store sales increased 1%, driven by a 1% increase in traffic

•	Consolidated net revenues grew 12% over Q1 FY15, to a record $5.4 billion

•	Consolidated GAAP operating income increased 16% over Q1 FY15, to a record $1.1 billion

◦	Non-GAAP operating income increased 15% over Q1 FY15 non-GAAP, to a record $1.1 billion

•	Consolidated GAAP operating margin increased 60 basis points over Q1 FY15, to a Q1 record 19.7%

◦	Non-GAAP operating margin expanded 40 basis points over Q1 FY15 non-GAAP, to a Q1 record 19.9%

•	GAAP EPS of $0.46 versus Q1 FY15 GAAP EPS of $0.65

◦	Non-GAAP EPS increased 15% over Q1 FY15 non-GAAP, to a record $0.46

•	Opened 528 net new stores in the quarter globally, including a record 281 stores in China/Asia Pacific and a record 79 stores in EMEA

•	Channel Development revenues increased 16%; operating margin expanded 210 basis points and operating income increased 23% over Q1 FY15

•	Company served over 23 million more customer occasions from its global comp store base - 18 million in the U.S. - in Q1 over the prior year

•	Record $1.9 billion loaded on Starbucks Cards in the U.S. and Canada; 1 in 6 American adults received a Starbucks Card over Holiday, up from 1 in 7 in Q1 FY15

•	Membership in the company's My Starbucks Rewards loyalty program increased 23%; the company now has more than 11 million active members in the U.S.

“Starbucks record Q1 2016 financial and operating results, highlighted by comp sales increases of 9% in the U.S., 8% globally, another 4% increase in global traffic - and record performance from our Channel Development segment - underscore the accelerating strength and relevance of the Starbucks brand around the world,” said Howard Schultz, Starbucks chairman and ceo. “Successful retail, CPG, digital, mobile, loyalty, card and investment strategies are combining to accelerate our revenue growth and drive significant margin expansion and EPS leverage.”

“We’ve entered fiscal 2016 with another record-breaking quarter and a continuation of the accelerating momentum we saw in our business throughout 2015,” said Scott Maw, Starbucks cfo.  “The investments we are making in our people and our business are driving record, industry leading operating and financial performance and consistently strong comp growth, and are both paying off today and setting us up for continued strong performance into the future."

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First Quarter Fiscal 2016 Summary

	Quarter Ended Dec 27, 2015
Comparable Store Sales(1)	Sales Growth	Change in Transactions	Change in Ticket
Consolidated(2)	8%	4%	4%
Americas	9%	4%	5%
CAP(2)	5%	4%	2%
EMEA	1%	1%	0%
(1) Includes only Starbucks company-operated stores open 13 months or longer.
(2) Beginning in December of fiscal 2016, comparable store sales include the results of the 1,009 company-operated stores acquired as part of the acquisition of Starbucks Japan in the first quarter of fiscal 2015.

Operating Results	Quarter Ended
($ in millions, except per share amounts)	12/27/2015	12/28/2014	Change
Net New Stores	528	512	16
Revenues	$5,373.5	$4,803.2	12%
Operating Income	$1,058.0	$915.5	16%
Operating Margin	19.7%	19.1%	60 bps
EPS	$0.46	$0.65	(29)%

Consolidated net revenues were $5.4 billion in Q1 FY16, an increase of 12% over Q1 FY15. The increase was primarily driven by an 8% increase in global comparable store sales and the opening of 1,693 net new stores over the past 12 months.

Consolidated operating income grew 16% to $1,058.0 million in Q1 FY16, up from $915.5 million in Q1 FY15. Consolidated operating margin expanded 60 basis points to 19.7%. The increase was primarily due to sales leverage and was partially offset by investments in our partners (employees) and digital platforms.
Q1 Americas Segment Results

	Quarter Ended
($ in millions)	Dec 27, 2015	Dec 28, 2014	Change
Net New Stores	171	210	(39)
Revenues	$3,726.2	$3,366.9	11%
Operating Income	$934.6	$817.5	14%
Operating Margin	25.1%	24.3%	80 bps

Net revenues for the Americas segment were $3.7 billion in Q1 FY16, an increase of 11% over Q1 FY15. The increase was driven by a 9% increase in comparable store sales and incremental revenues from 573 net new store openings over the past 12 months.

Operating income of $934.6 million in Q1 FY16 grew 14% versus $817.5 million in Q1 FY15. Operating margin of 25.1% expanded 80 basis points due to sales leverage and savings in cost of sales, primarily dairy, and was partially offset by investments in our partners (employees) and digital platforms.

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Q1 China/Asia Pacific Segment Results

	Quarter Ended
($ in millions)	Dec 27, 2015	Dec 28, 2014	Change
Net New Stores	281	234	47
Revenues	$653.6	$495.8	32%
Operating Income	$127.1	$108.3	17%
Operating Margin	19.4%	21.8%	(240) bps

Net revenues for the China/Asia Pacific segment grew 32% over Q1 FY15 to $653.6 million in Q1 FY16. The increase was primarily driven by incremental revenues from the acquisition of Starbucks Japan during Q1 FY15. Also contributing were incremental revenues from 885 net new store openings over the past 12 months and a 5% increase in comparable store sales.

Operating income grew 17% over Q1 FY15 to $127.1 million in Q1 FY16. Operating margin declined 240 basis points to 19.4% primarily due to the impact of our ownership change in Starbucks Japan, which drove a 330 basis point decline. The remaining 90 basis point expansion was primarily due to sales leverage and higher income from our joint venture operations, and was partially offset by increased store operating expenses related to higher compensation and benefits.

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Q1 EMEA Segment Results

	Quarter Ended
($ in millions)	Dec 27, 2015	Dec 28, 2014	Change
Net New Stores	79	58	21
Revenues	$313.0	$333.3	(6)%
Operating Income	$48.1	$50.0	(4)%
Operating Margin	15.4%	15.0%	40 bps

Net revenues for the EMEA segment were $313.0 million in Q1 FY16, a 6% decrease versus Q1 FY15. The decrease was primarily due to unfavorable foreign currency translation and the shift in the portfolio towards more licensed stores. Partially offsetting the decrease were incremental revenues from the opening of 263 net new licensed stores over the past 12 months.

Operating income decreased 4% to $48.1 million in Q1 FY16, down from $50 million in Q1 FY15. Operating margin expanded 40 basis points to 15.4%, primarily driven by gains on the sales of certain store assets in the region which were partially offset by higher cost of sales in our licensed stores operations and lower sales from our company-operated stores business.
Q1 Channel Development Segment Results

	Quarter Ended
($ in millions)	Dec 27, 2015	Dec 28, 2014	Change
Revenues	$512.1	$442.6	16%
Operating Income	$193.3	$157.5	23%
Operating Margin	37.7%	35.6%	210 bps

Net revenues for the Channel Development segment grew 16% over Q1 FY15 to $512.1 million in Q1 FY16, primarily driven by increased sales of premium single-serve products. Also contributing to the increase were higher foodservice and packaged coffee sales.

Operating income of $193.3 million in Q1 FY16 increased 23% compared to Q1 FY15. Operating margin increased 210 basis points to 37.7%, primarily driven by higher income from our North American Coffee Partnership and leverage on cost of sales.
Q1 All Other Segments Results

	Quarter Ended
($ in millions)	Dec 27, 2015	Dec 28, 2014	Change
Net New Stores	(3)	10	(13)
Revenues	$168.6	$164.6	2%
Operating Income	$5.9	$10.2	(42)%

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Fiscal 2016 Targets
Starbucks fiscal year 2016 will include an extra week in the fourth quarter, as fiscal 2016 is a 53-week year for the company.

The company reiterates the following FY16 targets, unless otherwise noted. FY16 targets are based on actual FY15 non-GAAP results and projected FY16 non-GAAP results as noted. Projected FY16 non-GAAP adjustments relate to the acquisition of Starbucks Japan; please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release.

•	Approximately 1,800 net new store openings in the fiscal year:

◦	Americas: approximately 700, half licensed

◦	China/Asia Pacific: approximately 900, two-thirds licensed

◦	EMEA: approximately 200, primarily licensed

•	Full year consolidated revenue growth of 10%+ on a 52 week basis, the 53rd week expected to add approximately 2%

•	Global comparable store sales growth somewhat above mid-single digits

•	FY16 operating margin is expected to increase slightly versus prior year:

◦	Americas: expect moderate improvement over prior year

◦	China/Asia Pacific: expected to be flat to down slightly versus prior year

◦	EMEA: expected to approach 15%

◦	Channel Development: expect moderate improvement versus prior year

•	Expecting a consolidated tax rate between 34% and 35%

•	Full year FY16 earnings per share, including the 53rd week in Q4 FY16:

◦	GAAP EPS in the range of $1.84 to $1.86

◦	Non-GAAP EPS in the range of $1.87 to $1.89

•	Introduced - Q2 FY16 earnings per share:

◦	GAAP EPS in the range of $0.37 to $0.38

◦	Non-GAAP EPS in the range of $0.38 to $0.39

•	Capital expenditures of approximately $1.4 billion

Company Updates

•	The company elected Mary Dillon, CEO of Ulta Beauty, to its Board of Directors on January 4; she will serve on the Board’s Compensation and Management Development Committee.

•
Starbucks and long-time strategic partner Hong Kong Maxim's Group together opened the first Starbucks store in Cambodia in Q1; the company also opened its first two locations in Kazakhstan in the quarter, in collaboration with strategic licensing partner Alshaya. The company now operates in 70 countries worldwide.

•
In December, the company launched Starbucks Delivery by Postmates, a pilot program in collaboration with leading on-demand delivery service Postmates, where customers can have Starbucks food or beverages delivered to them within designated areas in Seattle.

•	Starbucks extended its successful Mobile Order & Pay program to Vancouver, B.C. in January, allowing customers to pre-order their favorite beverages and food in over 130 locations in the city.

•
The company announced a number of new market-leading initiatives in its China market - in addition to existing pay and benefits programs - including a monthly housing allowance subsidy and the Career Coffee Break (sabbatical) benefit.

•
Starbucks hosted the second “Opportunity Fair and Forum” in the quarter, together with the 100,000 Opportunities Initiative in Phoenix where more than 500 job offers were given to "opportunity youth" by the 25 companies in attendance. In addition, Starbucks Canada committed 10 percent of its store hires to opportunity youth and will further create 600 work placements for Non-Job-Ready Youth over the next three years.

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•
The company announced an enhancement to its Starbucks College Achievement Plan whereby partners who are current or former members of the U.S. Armed Forces may extend 100 percent tuition reimbursement to a spouse or child through the program.

•	The company repurchased 4.5 million shares of common stock in Q1 FY16; 48 million shares remain available for purchase under current authorizations.

•	The Board of Directors declared a cash dividend of $0.20 per share, payable on February 19, 2016 to shareholders of record as of February 4, 2016.

Conference Call

Starbucks will hold a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman and ceo; Kevin Johnson, president and coo; Scott Maw, cfo; and Michael Conway, president, Global Channel Development. The call will be webcast and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available until end of day Saturday, February 20, 2016.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at news.starbucks.com or www.starbucks.com.

Forward-Looking Statements

This release contains forward-looking statements relating to certain company initiatives, strategies and plans, as well as trends in or expectations regarding our diversified business model, the strength, momentum, health and potential of our business, operations and brand, our innovation, growth and growth opportunities and related investments, shareholder value, earnings per share, revenues, operating margins, profitability, capital expenditures, tax rate, anticipated costs related to the integration of Starbucks Japan, comparable store sales and net new stores. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, fluctuations in U.S. and international economies and currencies, our ability to preserve, grow and leverage our brands, potential negative effects of material breaches of our information technology systems to the extent we experience a material breach, potential negative effects of incidents involving food-borne illnesses, food tampering, food contamination or mislabeling, material failures of our information technology systems, costs associated with, and the successful execution of, the company’s initiatives and plans, including the integration of Starbucks Japan, the acceptance of the company’s products by our customers, the impact of competition, coffee, dairy and other raw materials prices and availability, the effect of legal proceedings, and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 27, 2015.  The company assumes no obligation to update any of these forward-looking statements.

Contacts:

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Durga Doraisamy	Alisha Damodaran
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	Dec 27, 2015	Dec 28, 2014	% Change	Dec 27, 2015	Dec 28, 2014

				As a % of total net revenues
Net revenues:
Company-operated stores	$4,210.6	$3,772.8	11.6%	78.4%	78.5%
Licensed stores	540.6	483.9	11.7	10.1	10.1
CPG, foodservice and other	622.3	546.5	13.9	11.6	11.4
Total net revenues	5,373.5	4,803.2	11.9	100.0	100.0
Cost of sales including occupancy costs	2,186.2	1,991.2	9.8	40.7	41.5
Store operating expenses	1,506.2	1,315.5	14.5	28.0	27.4
Other operating expenses	146.2	129.4	13.0	2.7	2.7
Depreciation and amortization expenses	235.5	206.0	14.3	4.4	4.3
General and administrative expenses	305.5	298.4	2.4	5.7	6.2
Total operating expenses	4,379.6	3,940.5	11.1	81.5	82.0
Income from equity investees	64.1	52.8	21.4	1.2	1.1
Operating income	1,058.0	915.5	15.6	19.7	19.1
Gain resulting from acquisition of joint venture	—	390.6	(100.0)	—	8.1
Interest income and other, net	8.1	9.7	(16.5)	0.2	0.2
Interest expense	(16.5)	(16.3)	1.2	(0.3)	(0.3)
Earnings before income taxes	1,049.6	1,299.5	(19.2)	19.5	27.1
Income taxes	361.9	315.0	14.9	6.7	6.6
Net earnings including noncontrolling interests	687.7	984.5	(30.1)	12.8	20.5
Net earnings/(loss) attributable to noncontrolling interests	0.1	1.4	(92.9)	—	—
Net earnings attributable to Starbucks	$687.6	$983.1	(30.1)	12.8%	20.5%

Net earnings per common share - diluted	$0.46	$0.65	(29.2)%
Weighted avg. shares outstanding - diluted	1,503.3	1,516.8

Cash dividends declared per share	$0.20	$0.16

Supplemental Ratios:
Store operating expenses as a percentage of company-operated store revenues				35.8%	34.9%
Effective tax rate including noncontrolling interests				34.5%	24.2%

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Segment Results (in millions)

Americas

	Dec 27, 2015	Dec 28, 2014	% Change	Dec 27, 2015	Dec 28, 2014

Quarter Ended				As a % of Americas total net revenues
Net revenues:
Company-operated stores	$3,330.7	$3,010.6	10.6%	89.4%	89.4%
Licensed stores	387.6	346.2	12.0	10.4	10.3
Foodservice and other	7.9	10.1	(21.8)	0.2	0.3
Total net revenues	3,726.2	3,366.9	10.7	100.0	100.0
Cost of sales including occupancy costs	1,346.9	1,261.0	6.8	36.1	37.5
Store operating expenses	1,226.8	1,084.4	13.1	32.9	32.2
Other operating expenses	32.6	30.2	7.9	0.9	0.9
Depreciation and amortization expenses	140.8	127.1	10.8	3.8	3.8
General and administrative expenses	44.5	46.7	(4.7)	1.2	1.4
Total operating expenses	2,791.6	2,549.4	9.5	74.9	75.7
Operating income	$934.6	$817.5	14.3%	25.1%	24.3%
Supplemental Ratios:
Store operating expenses as a percentage of company-operated store revenues				36.8%	36.0%

China/Asia Pacific (CAP)

	Dec 27, 2015	Dec 28, 2014	% Change	Dec 27, 2015	Dec 28, 2014

Quarter Ended				As a % of CAP total net revenues
Net revenues:
Company-operated stores	$580.1	$421.8	37.5%	88.8%	85.1%
Licensed stores	72.2	73.2	(1.4)	11.0	14.8
Foodservice and other	1.3	0.8	62.5	0.2	0.2
Total net revenues	653.6	495.8	31.8	100.0	100.0
Cost of sales including occupancy costs	295.0	233.6	26.3	45.1	47.1
Store operating expenses	175.3	117.7	48.9	26.8	23.7
Other operating expenses	14.8	15.1	(2.0)	2.3	3.0
Depreciation and amortization expenses	42.1	28.1	49.8	6.4	5.7
General and administrative expenses	30.5	25.7	18.7	4.7	5.2
Total operating expenses	557.7	420.2	32.7	85.3	84.8
Income from equity investees	31.2	32.7	(4.6)	4.8	6.6
Operating income	$127.1	$108.3	17.4%	19.4%	21.8%
Supplemental Ratios:
Store operating expenses as a percentage of company-operated store revenues				30.2%	27.9%

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EMEA

	Dec 27, 2015	Dec 28, 2014	% Change	Dec 27, 2015	Dec 28, 2014

Quarter Ended				As a % of EMEA total net revenues
Net revenues:
Company-operated stores	$218.9	$257.6	(15.0)%	69.9%	77.3%
Licensed stores	79.7	63.3	25.9	25.5	19.0
Foodservice	14.4	12.4	16.1	4.6	3.7
Total net revenues	313.0	333.3	(6.1)	100.0	100.0
Cost of sales including occupancy costs	151.4	156.2	(3.1)	48.4	46.9
Store operating expenses	73.9	85.8	(13.9)	23.6	25.7
Other operating expenses	14.8	13.7	8.0	4.7	4.1
Depreciation and amortization expenses	11.5	13.8	(16.7)	3.7	4.1
General and administrative expenses	14.5	14.0	3.6	4.6	4.2
Total operating expenses	266.1	283.5	(6.1)	85.0	85.1
Income from equity investees	1.2	0.2	500.0	0.4	0.1
Operating income	$48.1	$50.0	(3.8)%	15.4%	15.0%
Supplemental Ratios:
Store operating expenses as a percentage of company-operated store revenues				33.8%	33.3%

Channel Development

	Dec 27, 2015	Dec 28, 2014	% Change	Dec 27, 2015	Dec 28, 2014

Quarter Ended				As a % of Channel Development total net revenues
Net revenues:
CPG	$399.2	$343.8	16.1%	78.0%	77.7%
Foodservice	112.9	98.8	14.3	22.0	22.3
Total net revenues	512.1	442.6	15.7	100.0	100.0
Cost of sales	285.4	249.3	14.5	55.7	56.3
Other operating expenses	60.3	51.0	18.2	11.8	11.5
Depreciation and amortization expenses	0.7	0.6	16.7	0.1	0.1
General and administrative expenses	4.1	4.1	—	0.8	0.9
Total operating expenses	350.5	305.0	14.9	68.4	68.9
Income from equity investees	31.7	19.9	59.3	6.2	4.5
Operating income	$193.3	$157.5	22.7%	37.7%	35.6%

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All Other Segments

	Dec 27, 2015	Dec 28, 2014	% Change

Quarter Ended
Net revenues:
Company-operated stores	$80.9	$82.8	(2.3)%
Licensed stores	1.1	1.2	(8.3)
CPG, foodservice and other	86.6	80.6	7.4
Total net revenues	168.6	164.6	2.4
Cost of sales including occupancy costs	95.3	93.3	2.1
Store operating expenses	30.2	27.6	9.4
Other operating expenses	23.7	19.5	21.5
Depreciation and amortization expenses	3.6	4.0	(10.0)
General and administrative expenses	9.9	10.0	(1.0)
Total operating expenses	162.7	154.4	5.4
Operating income	$5.9	$10.2	(42.2)%

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Supplemental Information

The following supplemental information is provided for historical and comparative purposes.
U.S. Supplemental Data

	Quarter Ended
($ in millions)	Dec 27, 2015	Dec 28, 2014	Change
Revenues	$3,410.8	$3,022.0	13%
Comparable Store Sales Growth(1)	9%	5%
Change in Transactions	4%	2%
Change in Ticket	5%	4%

(1)	Includes only Starbucks company-operated stores open 13 months or longer.

Store Data

	Net stores opened (closed) and transferred during the period
	Quarter Ended		Stores open as of
	Dec 27, 2015	Dec 28, 2014	Dec 27, 2015	Dec 28, 2014
Americas:
Company-operated stores	81	67	8,752	8,462
Licensed stores	90	143	6,222	5,939
Total Americas	171	210	14,974	14,401
China/Asia Pacific(1):
Company-operated stores	90	1,071	2,542	2,203
Licensed stores	191	(837)	3,201	2,655
Total China/Asia Pacific	281	234	5,743	4,858
EMEA:
Company-operated stores	(39)	(7)	698	810
Licensed stores	118	65	1,743	1,388
Total EMEA	79	58	2,441	2,198
All Other Segments:
Company-operated stores	(1)	9	374	378
Licensed stores	(2)	1	39	43
Total All Other Segments	(3)	10	413	421

Total Company	528	512	23,571	21,878

(1)
China/Asia Pacific store data includes the transfer of 1,009 Japan stores from licensed stores to company-operated as a result of the acquisition of Starbucks Japan in the first quarter of fiscal 2015.

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Non-GAAP Disclosure

In addition to the GAAP results provided in this release, the company provides consolidated non-GAAP operating income, consolidated non-GAAP operating margin and consolidated non-GAAP earnings per share ("non-GAAP EPS") for Q1 fiscal 2016 and fiscal 2015; China/Asia Pacific (“CAP”) segment non-GAAP operating income and non-GAAP operating margin for Q1 fiscal 2016 and fiscal 2015; and consolidated non-GAAP EPS for Q2 and full year fiscal 2015, as well as projected consolidated non-GAAP EPS for Q2 and full year fiscal 2016. These non-GAAP financial measures are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. The GAAP measures most directly comparable to non-GAAP operating income, non-GAAP operating margin, and non-GAAP EPS are operating income, operating margin, and diluted net earnings per share, respectively. The company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the company’s historical and prospective operating performance.

The consolidated Q1 fiscal 2016 as well as the consolidated Q1 and Q2 fiscal 2015 non-GAAP financial measures exclude certain Starbucks Japan acquisition-related items, specifically amortization expense from acquired intangible assets and transaction and integration costs. The Q1 fiscal 2016 and fiscal 2015 CAP segment non-GAAP financial measures exclude the amortization expense from acquired intangible assets related to the acquisition of Starbucks Japan. The Q1 fiscal 2016 CAP segment non-GAAP financial measures also exclude integration costs, including incremental information technology and compensation-related costs associated with the acquisition. The consolidated Q1 and full year fiscal 2015 non-GAAP EPS financial measures exclude the Starbucks Japan acquisition-related items as well as a gain resulting from a fair value adjustment of Starbucks preexisting 39.5% ownership interest in Starbucks Japan prior to the acquisition. The consolidated full year fiscal 2015 non-GAAP EPS financial measure also excludes losses and costs related to the redemption of the company's $550 million of 6.250% 2017 Senior Notes and an incremental tax benefit related to a U.S. manufacturing deduction. Losses and costs related to the redemption are included as debt extinguishment-related items. Management excludes the acquisition-related transaction costs described above because they believe these items do not reflect expected future expenses and do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company’s past operating performance. In addition, management believes it is useful to exclude the integration costs and the amortization of the acquired intangible assets when evaluating performance because they are not representative of our core business operations. Although these items will affect earnings per share beyond the current fiscal year, the majority of these costs will be recognized over a finite period of time. More specifically, integration costs are expected to be concentrated in the first several years post-acquisition. Additionally, the amounts of the acquired intangible assets are specific to the transaction and the related amortization was fixed at the time of acquisition and generally cannot subsequently be changed or influenced by management in a future period. Management excludes the fair value gain, debt extinguishment-related items and the incremental tax benefit because they believe these items do not reflect future gains, losses, costs or tax benefits and do not contribute to a meaningful evaluation of the company’s fiscal 2015 operating performance or comparisons of the company’s fiscal 2015 operating performance to the company’s past or future operating performance.

The projected consolidated non-GAAP EPS for Q2 and full year fiscal 2016 financial measures exclude certain Starbucks Japan acquisition-related items comprised of projected amortization expense from acquired intangible assets and transaction and integration costs. Management is excluding these items from our projected non-GAAP measures for the same reasons described above.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)

	Quarter Ended
	Dec 27, 2015	Dec 28, 2014	Change
Consolidated
Operating income, as reported (GAAP)	$1,058.0	$915.5	15.6%
Starbucks Japan acquisition-related items - other(1)	12.3	19.3
Non-GAAP operating income	$1,070.3	$934.8	14.5%

Operating margin, as reported (GAAP)	19.7%	19.1%	60 bps
Starbucks Japan acquisition-related items - other(1)	0.2	0.4
Non-GAAP operating margin	19.9%	19.5%	40 bps

Diluted net earnings per share, as reported (GAAP)	$0.46	$0.65	(29.2)%
Starbucks Japan acquisition-related items - gain(2)	—	(0.26)
Starbucks Japan acquisition-related items - other(1)	0.01	0.01
Non-GAAP net earnings per share	$0.46	$0.40	15.0%

China/Asia Pacific (CAP)
Operating income, as reported (GAAP)	$127.1	$108.3	17.4%
Starbucks Japan acquisition-related items(3)	12.1	7.7
Non-GAAP operating income	$139.2	$116.0	20.0%

Operating margin, as reported (GAAP)	19.4%	21.8%	(240) bps
Starbucks Japan acquisition-related items(3)	1.9	1.6
Non-GAAP operating margin	21.3%	23.4%	(210) bps

(1)
Includes ongoing amortization expense of acquired intangible assets and transaction and integration costs, such as incremental information technology ("IT") and compensation-related costs associated with the acquisition.

(2)	Gain represents the fair value adjustment of Starbucks preexisting 39.5% ownership interest in Starbucks Japan upon acquisition.

(3)
Includes ongoing amortization expense of acquired intangible assets associated with the acquisition; the first quarter of FY16 also includes post-acquisition integration costs, including incremental IT and compensation-related costs.

	Quarter Ended
	Mar 27, 2016	Mar 29, 2015
Consolidated	(Projected)	(As Reported)	Change
Diluted net earnings per share (GAAP)	$0.37 - $0.38	$0.33	12% - 15%
Starbucks Japan acquisition-related items - other(1)	0.01	0.01
Non-GAAP net earnings per share	$0.38 - $0.39	$0.33	15% - 18%

	Year Ended
	Oct 2, 2016	Sep 27, 2015
Consolidated	(Projected 53-weeks)	(As Reported 52-weeks)	Change
Diluted net earnings per share (GAAP)	$1.84 - $1.86	$1.82	1% - 2%
Starbucks Japan acquisition-related items - gain(2)	—	(0.26)
Starbucks Japan acquisition-related items - other(1)	0.03	0.03
Debt extinguishment-related items(3)	—	0.03
Tax benefit from domestic manufacturing deduction(4)	—	(0.04)
Non-GAAP net earnings per share	$1.87 - $1.89	$1.58	18% - 20%

(1)
Includes ongoing amortization expense of acquired intangible assets and transaction and integration costs, such as incremental information technology ("IT") and compensation-related costs associated with the acquisition.

(2)	Gain represents the fair value adjustment of Starbucks preexisting 39.5% ownership interest in Starbucks Japan upon acquisition.

(3)
Represents the loss on extinguishment of debt ($61.1M), which is comprised of the cost of the optional redemption provision, unamortized debt issuance costs, and unamortized discount associated with the $550 million of 6.250% 2017 Senior Notes redeemed in Q4 FY15, as well as the related unamortized interest rate hedge loss ($2.0M), which was recorded in interest expense.

(4)	Represents the incremental benefit related to additional domestic manufacturing deductions to be claimed in our U.S. consolidated tax returns for FY10 through FY14 and through Q3 FY15.
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